     As filed with the Securities and Exchange Commission on July 18, 2002
                                                     Registration No. 333-
===================================================================================
                              SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, D.C. 20549

                                           FORM S-8
                                    REGISTRATION STATEMENT
                                            UNDER
                                  THE SECURITIES ACT OF 1933

                                     FILENET CORPORATION
                      (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                                    95-3757924
   (State of Incorporation                                         (I.R.S. Employer
       or Organization)                                         Identification Number)

                                      3565 Harbor Boulevard
                                  Costa Mesa, California 92626
                   (Address of Principal Executive Offices including Zip Code)

                      THE 2002 INCENTIVE AWARD PLAN OF FILENET CORPORATION
                                    (Full Title of the Plan)

       KATHARINA MUELLER                                           Copy to:
Vice President, General Counsel                            Regina M. Schlatter, Esq.
       FILENET CORPORATION                                     LATHAM and WATKINS
      3565 Harbor Boulevard                          650 Town Center Drive, Twentieth Floor
  Costa Mesa, California 92626                           Costa Mesa, California 92626
        (714) 327-3400                                         (714) 540-1235

                    (Name and Address, Including Zip Code, and Telephone Number,
                            Including Area Code, of Agent for Service)

                             CALCULATION OF REGISTRATION FEE
                                                               Proposed         Proposed
                                                                Maximum          Maximum
                            Amount                            Aggregate        Amount of
                             to be        Offering Price       Offering     Registration
                        Registered(2)          Per Share(1)       Price(1)           Fee
Common Stock
$0.01 par value   1,400,000 shares                $13.48    $18,869,475        $1,736.00

(1)  Estimated  solely for the  purposes of  calculating  the  registration  fee pursuant  to Rule  457(h)  and (c) under  the  Securities  Act of 1933,  as amended, and is based on the sum of (x) the weighted average exercise price of $14.89 with respect to 257,500 currently  outstanding options,  plus (y)
     the average of the high and low sales price of FileNET  Corporation  Common
     Stock,  as reported on the Nasdaq Stock  Market on July 12, 2002  ($13.16),
     for the remaining 1,142,500 shares issuable, under The 2002 Incentive Award
     Plan of FileNET Corporation.

(2)  In the event of a stock  split,  stock  dividend,  or  similar  transaction involving  the  Company's  Common  Stock,  the number of shares  registered hereby shall  automatically be increased to cover the additional  shares in accordance  with Rule 416(a) under the  Securities Act of 1933, as amended.
     Each share of Common Stock being registered  hereunder,  if issued prior to the termination by the Company of its Rights Agreement dated as of November
     4, 1998, as amended, will include one preferred share purchase right. Prior to the occurrence of certain  events,  the preferred  share purchase rights will not be exercisable or evidenced separately from the Common Stock.

======================================================================================

 Proposed sale to take place as soon after the effective date of the Registration
                 Statement as outstanding shares are purchased.

                                  Total Pages 10
                             Exhibit Index on Page 7

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The  information  called  for in Part I of the Form S-8 is not being  filed with or included in this Form S-8 (by  incorporation  by reference or otherwise)
in accordance  with the rules and  regulations  of the  Securities  and Exchange
Commission (the "Commission").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Experts

     The consolidated  financial statements and related  consolidated  financial statement schedule of FileNET  Corporation ("the Company")  incorporated in this prospectus  by reference  from the  Company's  Annual Report (Form 10-K) for the fiscal year ended  December 31, 2001,  and the  financial  statements of eGrail,
Inc. ("eGrail")  incorporated in this prospectus by reference from the Company's
Current Report on Form 8-K/A filed June 11, 2002,  have been audited by Deloitte and Touche LLP, independent auditors, as stated in their reports (of which their report on eGrail's  financial  statements  expresses an unqualified  opinion and includes an explanatory  paragraph referring to substantial doubt about eGrail's ability  to  continue  as a going  concern),  which are  incorporated  herein by reference,  and have been so  incorporated  in reliance upon the reports of such firm  given  upon  their  authority  as  experts  in  accounting  and  auditing.

Item 3.  Incorporation of Documents by Reference

     The following  documents  filed by us with the Commission are  incorporated herein by reference:

     (a)  The  description  of our  Common  Stock,  par value  $0.01 per  share, contained  in our  Registration  Statement  on Form 8-A filed with the
          Commission on June 24, 1987 (Registration No. 0-15997);

    (b)  The  Company's  Annual  Report on Form 10-K for the fiscal  year ended
          December  31,  2001  filed  with  the  Commission  on March  28,  2002
          (Registration No. 000-15997);

     (c)  The Company's  Quarterly  Report on Form 10-Q for the quarterly period ended March 31, 2002 filed with the Commission on May 14, 2002;

     (d)  The Company's  Current Report on Form 8-K filed with the Commission on
          April 12, 2002; and

     (e)  The Company's  Current  Report on form 8-K/A filed with the Commission on June 11, 2002.

     In addition,  all documents filed by the Company pursuant to Section 13(a),
13(c),  14 or 15(d) of the  Exchange  Act  after  the date of this  registration statement and prior to the filing of a post-effective  amendment which indicates that all securities  offered have been sold or which  reregisters all securities then remaining  unsold,  shall be deemed to be incorporated by reference in this registration  statement  and to be a part of it from  the  respective  dates  of filing such  documents.  Any statement  contained in a document  incorporated or deemed to be incorporated by reference  herein shall be deemed to be modified or superseded  for  purposes of this  registration  statement  to the extent that a statement  contained  herein or in any other  subsequently  filed document which also  is or is  deemed  to be  incorporated  by  reference  herein  modifies  or supersedes  such statement.  Any such statement so modified or superseded  shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interest of named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

     Our  certificate  of  incorporation  provides  that,  except to the  extent prohibited  by the  Delaware  General  Corporation  Law, our  directors  are not personally  liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors.  Under the Delaware General Corporation Law, our  directors  have a  fiduciary  duty  to us that  is not  eliminated  by this provision of our certificate of incorporation and, in appropriate circumstances, equitable  remedies such as injunctive or other forms of nonmonetary relief will remain  available.  In addition,  each  director  will continue to be subject to liability  under  the  Delaware  General  Corporation  Law  for  breach  of  the director's  duty of loyalty  to us or our  stockholders,  for acts or  omissions which are found by a court of competent  jurisdiction to be not in good faith or that involve intentional  misconduct,  or knowing violations of law, for actions leading  to  improper  personal  benefit  to the  director,  and for  payment of dividends or approval of stock repurchases or redemptions that are prohibited by the Delaware  General  Corporation  Law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

     The  Delaware   General   Corporation   Law   provides   further  that  any
indemnification  will not be deemed  exclusive  of any other rights to which the directors  and  officers  may be  entitled  under a  corporation's  bylaws,  any agreement, a vote of stockholders or otherwise. Our certificate of incorporation eliminates the personal  liability of directors to the fullest extent  permitted by the Delaware General Corporation Law and provides that we may fully indemnify any  person  who was or is a party  or is  threatened  to be made a party to any threatened,  pending or completed  action,  suit or proceeding  (whether  civil, criminal,  administrative  or  investigative)  by  reason  of the fact that such person is or was a  director  or  officer  of ours or is or was  serving  at our request as a director  or officer  of another  corporation,  partnership,  joint venture,  trust,  employee  benefit plan or other  enterprise,  against expenses
(including  attorney's  fees),  judgments,  fines and amounts paid in settlement actually and  reasonably  incurred by the person in connection  with the action, suit or proceeding.

     Our bylaws also  permit us to secure  insurance  on behalf of any  officer, director,  employee or other agent for any  liability  arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have liability insurance for our officers and directors.

     The inclusion of the above  provisions in our certificate of  incorporation may have the effect of reducing the likelihood of stockholder  derivative  suits against  directors and may discourage or deter  stockholders  or management from bringing a lawsuit  against  directors  for  breach of their duty of care,  even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  Exhibits

         See Index to Exhibits on page 7.

Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1)  To file,  during  any  period in which  offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any  prospectus  required by Section  10(a)(3) of the Securities Act;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the  registration  statement (or the most recent  post-effective  amendment  thereof)  which, individually  or in the  aggregate,  represent a fundamental change  in the  information  set  forth in the  registration statement.  [Notwithstanding the foregoing,  any increase or decrease  in  volume  of  securities  offered  (if the total dollar  value of  securities  offered  would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the  aggregate,  the changes in volume and price  represent no more than a 20 percent change in the

                    maximum   aggregate   offering   price   set  forth  in  the
                    "Calculation  of  Registration  Fee" table in the  effective registration statement;] and

               (iii)To include  any  material  information  with  respect to the plan  of  distribution  not  previously  disclosed  in  this registration  statement  or  any  material  change  to  such information in this registration statement;

                         provided,   however,   that  paragraphs  (a)(1)(i)  and
                    (a)(1)(ii)  do not apply if the  information  required to be included in a  post-effective  amendment by those paragraphs is contained in periodic  reports filed with or furnished to the Commission by the  registrant  pursuant to Section 13 or
                    Section 15(d) of the Exchange Act that are  incorporated  by reference in the registration statement.

          (2)  That,  for the purpose of  determining  any  liability  under the
               Securities  Act,  each  such  post-effective  amendment  shall be deemed  to  be a  new  registration  statement  relating  to  the securities  offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the  securities  being  registered  which remain unsold at the termination of the offering.

     (b)  The undersigned  registrant  hereby  undertakes  that, for purposes of determining any liability under the Securities Act, each filing of the registrant's  annual report pursuant to Section 13(a) or Section 15(d)
          of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the  registration  statement shall be deemed to be a new  registration  statement  relating  to the securities  offered  therein,  and the offering of such  securities at that  time  shall be  deemed  to be the  initial  bona  fide  offering thereof.

     (c)  Insofar  as   indemnification   for  liabilities   arising  under  the
          Securities Act may be permitted to directors, officers and controlling persons of the  registrant  pursuant to the foregoing  provisions,  or otherwise,  the registrant has been advised that in the opinion of the
          Commission such  indemnification is against public policy as expressed in the Securities Act and is, therefore,  unenforceable.  In the event that a claim for indemnification  against such liabilities (other than the payment by registrant of expenses  incurred or paid by a director, officer or  controlling  person of the  registrant  in the  successful defense  of any  action,  suit  or  proceeding)  is  asserted  by such director,  officer  or  controlling  person  in  connection  with  the securities  being  registered,  the  registrant  will,  unless  in the opinion of its  counsel  the matter  has been  settled by  controlling precedent,  submit to a court of appropriate jurisdiction the question whether  such  indemnification  by  it is  against  public  policy  as expressed  in the  Securities  Act and will be  governed  by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the  requirements of the Securities Act, the Company  certifies that it has reasonable  grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused  this  Registration  Statement  to be signed on its behalf by the undersigned,  thereunto duly authorized, in the City of Costa Mesa, State of California, on July 18, 2002.

                                        FILENET CORPORATION

                                        By:    /s/ Lee D. Roberts
                                             Lee D. Roberts, Chairman of the Board
                                             and Chief Executive Officer

                                        By:    /s/ Sam M. Auriemma
                                             Sam M. Auriemma, Senior Vice President,
                                             Chief Financial Officer and Secretary

                                POWER OF ATTORNEY

     Each person whose  signature  appears below hereby  authorizes and appoints
Lee D. Roberts and Sam M. Auriemma as attorneys-in-fact  and agents, each acting alone, with full powers of substitution to sign on his behalf,  individually and in the capacities  stated below,  and to file any and all amendments,  including post-effective amendments, to this registration statement and other documents in connection therewith,  with the Securities and Exchange Commission,  granting to said  attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

     Pursuant to the  requirements  of the  Securities  Act,  this  registration statement has been signed by the following  persons in the capacities  indicated
as of July 18, 2002.

Signature                                           Title

/s/ Lee D. Roberts                                  Chairman of the Board and Chief Executive
Lee D. Roberts                                      Officer (Principal Executive Officer)

/s/ Sam M. Auriemma                                 Senior Vice President, Chief Financial
Sam M. Auriemma                                     Officer and Secretary (Principal
                                                    Financial Officer)

/s/ L. George Klaus                                 Director
L. George Klaus

/s/ William P. Lyons                                Director
William P. Lyons

/s/ John C. Savage                                  Director
John C. Savage

/s/ Roger S. Siboni                                 Director
Roger S. Siboni

/s/ Theodore J. Smith                               Director
Theodore J. Smith

                                INDEX TO EXHIBITS

EXHIBIT                                                                              PAGE

4.1      Rights Agreement, dated as of November 4, 1988 between FileNET              Note (1)
         Corporation and the First National Bank of Boston, which includes the form of Rights Certificate as Exhibit A and the Summary of Rights to
         Purchase Common Shares as Exhibit B.

4.2      Amendment One dated July 31, 1998 and Amendment Two dated November 9,       Note (2)
         1998 to Rights Agreement dated as of November 4, 1988 between FileNET
         Corporation and BANKBOSTON, N.A., formerly known as The First National
         Bank of Boston

4.3      Amendment Three dated November 30, 2001 to Rights Agreement dated as        Note (3)
         of November 4, 1988 between FileNET Corporation and Equiserve Trust
         Company, N.A., successors to BANKBOSTON, N.A.

5.1      Opinion of Latham and Watkins.                                                  8

23.1     Consent of Latham and Watkins (included in Exhibit 5.1).                        8

23.2     Consents of Deloitte and Touche LLP.                                            9, 10

24       Power of Attorney (included in the signature page to this Registration          6
         Statement).

(1)  Incorporated by reference to the Company's  Registration  Statement on Form
     S-4 filed on January 26, 1996; Registration No. 333-00676.
(2)  Incorporated by reference to the Company's Form 10-Q for the fiscal quarter ended September 30, 1998.
(3)  Incorporated  by reference to the Company's  Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                                                     Exhibit 5.1

                          [LATHAM and WATKINS LETTERHEAD]

                                  July 15, 2002

FileNET Corporation
3565 Harbor Boulevard
Costa Mesa, California 92626

Attn:  Board of Directors

         Re: Registration Statement on Form S-8

Gentlemen:

     In connection with the  registration  of 1,400,000  shares of the Company's
Common Stock, par value $0.01 per share (the "Shares"), to be issued pursuant to the FileNET  Corporation 2002 Incentive Award Plan (the "2002 Plan"),  under the
Securities  Act  of  1933,  as  amended,  by  FileNET  Corporation,  a  Delaware corporation  (the  "Company"),  on Form S-8 to be filed with the  Securities and
Exchange  Commission  (the  "Registration  Statement"),  you have  requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection  with such  registration,  we are  familiar  with the  proceedings  taken,  and  proposed to be taken,  by the
Company in connection  with the  authorization,  issuance and sale of the Shares and, for the purposes of this  opinion,  have assumed such  proceedings  will be timely completed in the manner presently proposed.

     As such counsel, we have examined such matters of fact and questions of law considered  appropriate for purposes of rendering the opinions  expressed below.
In our  examination,  we have assumed the  genuineness  of all  signatures,  the authenticity of all documents  submitted to us as originals,  and the conformity to authentic original documents of all documents submitted to us as copies. With your consent we have relied upon  certificates  of an officer of the Company and others  with  respect  to certain  factual  matters.  We have not  independently verified such factual matters.

     We are opining  herein as to the effect on the subject  transaction of only the General  Corporation Law of the State of Delaware,  including  statutory and reported  decisional law  thereunder,  and we express no opinion with respect to the  applicability  thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

     Subject to the foregoing and in reliance  thereon,  it is our opinion that, upon the  issuance  and sale of the  Shares in the  manner  contemplated  by the
Registration  Statement and in accordance  with the terms of the 2002 Plan,  and subject to the Company  completing  all action and  proceedings  required on its part to be taken prior to the  issuance  of the Shares  pursuant to the terms of the 2002 Plan and the Registration  Statement,  including,  without  limitation, collection  of  required  payment  for the  Shares,  the Shares  will be validly issued, fully paid and nonassessable securities of the Company.

     We consent to your  filing this  opinion as an exhibit to the  Registration
Statement.

                                         Very truly yours,

                                         /s/ Latham and Watkins

                                         LATHAM and WATKINS

                                                                    Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of FileNET  Corporation  on Form S-8 of our  reports  dated  January  28,  2002, appearing in the Annual Report on Form 10-K of FileNET  Corporation for the year ended December 31, 2001, and to the reference to us under the heading  "Experts"
in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE and TOUCHE LLP

Deloitte and Touche LLP
Costa Mesa, California
July 15, 2002

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of FileNET  Corporation  on Form S-8 of our  report  dated May 31,  2002  (which report  expresses an unqualified  opinion and includes an explanatory  paragraph referring to  substantial  doubt about eGrail,  Inc.'s  ability to continue as a going concern),  on the financial  statements of eGrail,  Inc. as of and for the year ended  December 31, 2001,  appearing in the Current Report on Form 8-K/A of
FileNET Corporation filed on June 11, 2002, and to the reference to us under the heading  "Experts"  in the  prospectus,  which  is  part  of  this  Registration
Statement.

/s/ DELOITTE and TOUCHE LLP

Deloitte and Touche LLP
Costa Mesa, California
July 15, 2002

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